Exhibit 99.1

ADM Announces Appointment of Carrie Nichol as Vice President and Chief Accounting Officer

CHICAGO, Jan. 29, 2025— ADM (NYSE: ADM) (ADM or “the Company”), a global leader in innovative solutions from nature, today announced the appointment of Carrie Nichol as Vice President and Chief Accounting Officer, effective March 1.

As Chief Accounting Officer, Nichol will report to Executive Vice President and Chief Financial Officer Monish Patolawala and will be responsible for the Company’s external and management accounting and reporting processes, internal control functions and insurance and risk management department.

“Carrie’s depth of knowledge and proven track record in corporate finance and accounting makes her an excellent addition to our finance organization and leadership team,” said Patolawala. “We are confident that Carrie is the right person to lead this crucial part of our business, and I look forward to working with her to continue executing our strategic priorities.”

Nichol will succeed Vice President and Corporate Controller Molly Strader Fruit, who, after assisting Nichol to ensure a smooth transition, will be moving into a new role in the Company as Vice President, Total Rewards and HR Operations and will report to Chief People Officer Jennifer Weber.

Nichol has more than 20 years of experience in finance and accounting. She joins ADM from Cargill, a recognized global agribusiness leader, where she served as Senior Vice President, Chief Accounting Officer and Global Process Leader. At Cargill, she was responsible for the company’s accounting operations, which included its Corporate & Technical Accounting, Internal Controls and Financial Global Business Services. She also oversaw Cargill’s global process organizations, seven global capability centers, and the finance organization’s process, data and technology teams. Prior to Cargill, Nichol served as Vice President, Controller and Chief Accounting Officer at Zimmer Biomet, the largest global orthopedic medical device company. Nichol began her career in public accounting with KPMG LLP.

She is a licensed certified public accountant and holds a bachelor’s degree in business management from Widener University and an MBA in Finance from Villanova University.

About ADM

ADM unlocks the power of nature to enrich the quality of life. We’re an essential global agricultural supply chain manager and processor, providing food security by connecting local needs with global capabilities. We’re a premier human and animal nutrition provider, offering one of the industry’s broadest portfolios of ingredients and solutions from nature. We’re a trailblazer in health and well-being, with an industry-leading range of products for consumers looking for new ways to live healthier lives. We’re a cutting-edge innovator, guiding the way to a future of new consumer and industrial solutions. And we’re a leader in sustainability, scaling across entire value chains to help decarbonize the multiple industries we serve. Around the globe, our innovation and expertise are meeting critical needs while nourishing quality of life and supporting a healthier planet. Learn more at www.adm.com.

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ADM Media Relations

Jackie Anderson

media@adm.com

312-634-8484

Source: Corporate Release

Source: ADM

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